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                                                                Exhibit 99.1(b)1

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
NDCHealth Corporation and Subsidiaries

(In thousands, except per share data)

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                                                 Three Months Ended November 30,
                                                 -------------------------------
                                                      2001          2000
                                                      GAAP       Normalized
                                                     ------      ----------
 Revenues:
     Information management                          $37,394       $33,917
     Network services and systems                     54,668        49,516
                                                     -------       -------
                                                      92,062        83,433
--------------------------------------------------------------------------------
Operating expenses:
     Cost of service                                  45,057        41,521
     Sales, general and administrative                21,166        18,303
     Depreciation and amortization                     5,897         8,638
                                                     -------       -------
                                                      72,120        68,462
                                                     -------       -------

Operating income                                      19,942        14,971
--------------------------------------------------------------------------------
Other income (expense):
     Interest and other income                           344            13
     Interest and other expense                       (2,325)       (1,677)
     Minority interest in loss (earnings)                747          (117)
                                                     -------       -------
                                                      (1,234)       (1,781)
                                                     -------       -------

Income before income taxes:
     Information management                            5,814         4,646
     Network services and systems                     12,894         8,544
                                                     -------       -------
                                                      18,708        13,190
                                                     -------       -------

Provision for income taxes                             6,735         5,078
--------------------------------------------------------------------------------
     Net income                                      $11,973       $ 8,112
                                                     -------       -------
Basic earnings per share                             $  0.35       $  0.25
                                                     -------       -------
              Shares                                  34,066        32,889
Diluted earnings per share:                          $  0.33       $  0.24
                                                     -------       -------
              Shares                                  39,822        34,057

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Normalized results for the three months ended November 30, 2000 exclude revenues and operating expenses related to divested businesses of $0.2 million and $0.3 million, respectively, $2.2 million of restructuring and impairment charges primarily related to consolidation of locations and associated staff and expense reductions, and loss from discontinued operations of $0.3 million.